Exhibit 99.1

Gordmans Stores, Inc. Updates Outlook

Company to Participate in Wells Fargo Retail & Restaurants Summit

OMAHA, NE – October 1, 2012 — Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today updated its outlook for the third quarter ending October 27, 2012 and fourth quarter ending February 2, 2013.

The Company announced that third quarter comparable sales through September 29, 2012 declined 2.1%. Based on this performance, the Company now expects net revenue for the third quarter of fiscal 2012 to be in the range of $142 million to $144 million, compared with $131.6 million in the prior year period and previous guidance of $145 to $147 million. The Company now expects diluted earnings per share to be in the range of $0.18 to $0.20, compared with $0.26 in the prior year period and previous guidance of $0.24 to $0.26.

The Company also revised its fourth quarter outlook to reflect lower sales performance. For the fourth quarter ending February 2, 2013, a fourteen week quarter compared to the thirteen week fourth quarter of fiscal 2011, the Company now expects net sales to be between $213 million and $215 million, compared with $185.1 million in the prior year period and previous guidance of $217 million to $219 million. This guidance reflects a flat comparable store sales performance. The Company now projects diluted earnings per share to be in the range of $0.58 to $0.61, compared with $0.53 in the prior year period and previous guidance of $0.62 to $0.65.

Jeff Gordman, President and Chief Executive Officer of Gordmans, stated, “Our comparable store sales trends have slowed since Labor Day. However, we remain confident in our overall strategy and that our merchandising, marketing and store operations initiatives will produce improved sales performance in the fourth quarter and beyond.”

The Company also announced it is participating in the Wells Fargo Retail & Restaurants Summit on October 2, 2012 at the Four Seasons Hotel in Boston, MA.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 83 stores in 18 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey

(203) 682-8200